Exhibit 99.1

NUO THERAPEUTICS announces Senior management and board changes

GAITHERSBURG, Maryland – April 30, 2015 – Nuo Therapeutics, Inc. (OTCQX: NUOT) a pioneer in biodynamic therapies, today announced that David Jorden, current Executive Chairman of the Company’s Board of Directors, has been appointed Acting Chief Financial Officer officially effective May 24, 2015 but will assume some roles immediately. Mr. Jorden, who was named Executive Chairman in 2012 and has served on the Company’s Board since 2008, replaces Steven Shallcross, who has resigned effective May 24, 2015 to pursue another career opportunity. The Company plans to initiate an executive search for a permanent successor to Mr. Shallcross.

In conjunction with assuming the Acting Chief Financial Officer position, Mr. Jorden will be stepping down as Executive Chairman, but will remain a member of the Company’s Board of Directors. The Board has appointed Joseph Del Guercio to serve as Acting Chairman.  Mr. Del Guercio has served as a director since February 2012 and has been a Managing Director at CNF Investments LLC (CNF) since November 2004.  He serves as a Director of several CNF portfolio companies, including Verax Biomedical, Flyby Media, AnyPresence, and PlaceCast.  Mr. Del Guercio has an M.B.A. from Harvard Business School and a B.S. degree from Boston College.

Martin Rosendale, Chief Executive Officer and Director of Nuo said, “On behalf of the Board, we would like to thank Steve for his contributions to Nuo over the last two years, and wish him well in his future endeavors. During his time with the Company, Steve has built a strong financial team at the company, and he has played an important role in establishing and implementing our financial reporting policies and internal controls. We are also grateful to David and Joe for their willingness to assume the Acting CFO and Acting Chairman roles, respectively, while the Company continues both its commercialization activities and pursuit of potential strategic opportunities.”

About Nuo Therapeutics

Nuo Therapeutics, Inc. (the "Company") is a biomedical company that pioneers leading-edge biodynamic therapies for wound care. The Company’s flagship product, Aurix is a biodynamic hematogel that harnesses a patient's innate regenerative abilities for the management of a variety of wounds. For additional information please visit www.nuot.com.

About Aurix

Aurix is the first platelet and plasma therapy system to be cleared by FDA for the management of a broad range of ulcers and exuding wounds, including:

•	All types (diabetic foot ulcer, venous leg ulcer, pressure ulcer, etc.),
•	All morphologies (partial thickness, full thickness and complex wounds),
•	All severities (tunneling, sinus tract, bone, tendon and hardware exposure).

Unlike other cellular-based treatment options, Aurix is an autologous biodynamic hematogel that is derived from a patient’s own platelets and plasma. The product is used at the point-of-care to stimulate the natural wound healing process from deep within the wound bed. For additional information, please visit www.AurixSystem.com.

Safe Harbor Statement

This press release contains "forward-looking statements" pursuant to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "believes", "forecasted," "projects," "is expected," "remain confident," "will", "estimate," "target," "plan," "should", "would," "is likely," "may," and/or similar expressions. The information contained in the forward-looking statements, including without limitation those about the Company's estimated revenue, gross margin, operating expenses and other income or expenses, is inherently uncertain, and the Company's actual results may differ materially from these forward-looking statements. These forward-looking statements include, without limitation, statements concerning the Company's ability to successfully launch and rebrand its wound care system in the timeframe and to the extent anticipated, to identify potential strategic opportunities, the Company’s ability to estimate the potential of the wound care market and to commercialize any of its rebranded products / therapies, successfully execute its Aurix (formerly AutoloGel) sales and commercialization strategies, the Company’s ability to launch Aurix as expected and derive financial and commercial benefits of such launch, to achieve Aurix expected reimbursement rates in 2015 and thereafter, the Company's ability to comply with the debt covenants and restrictions under its existing loan facilities, the Company’s ability to realize expected benefits from the Arthrex licensing arrangement, the Company's ability to collect the data necessary for the grant of the unconditional coverage, the Company's ability to continue in its efforts to expand in the wound care market, and its ability to successfully negotiate with physician offices as anticipated and to realize the anticipated sales growth from such treatment. Forward-looking statements are also subject to many risks and uncertainties that could cause our actual results and the timing of certain events to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, risks as to whether the Company may achieve a favorable CMS determination relating to the reimbursement rates for Aurix, the Company's ability to successfully realize sales of the Angel Technology resulting in the royalty stream to the Company, the Company's ability to expand patient populations as contemplated, its ability to provide Medicare patients with access as expected, the Company's ability to realize its expectations of favorable future dialogue with potential strategic partners, its ability to successfully manage contemplated clinical trials, its ability to manage and address the capital needs, human resources, management, compliance and other challenges of a larger, more complex and integrated business enterprise, the viability and effectiveness of the Company's sales approach and overall marketing strategies, its ability to secure Medicare reimbursements at adequate levels; its ability to realize commercial success or acceptance by the medical community, the Company's ability to raise additional capital or issue additional securities and to continue as a going concern, and the Company's ability to execute on its strategy to market the Aurix System as contemplated, and other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Undue reliance should not be placed on forward-looking information. Nuo Therapeutics operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Except as is expressly required by the federal securities laws, Nuo Therapeutics undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contact: Nuo Therapeutics, Inc. Martin Rosendale, CEO 240-499-2680	Investors: The Ruth Group Lee Roth 646-536-7012 lroth@theruthgroup.com